EXHIBIT 2.2

Patricia B. Tomasco

State Bar No. 01797600

Bruce J. Ruzinsky

State Bar No. 17469425

Monica S. Blacker

State Bar No. 00796534

Matthew Cavenaugh

State Bar No. 24062656

Jennifer F. Wertz

State Bar No. 24072822

Jackson Walker LLP

901 Main Street, Suite 6000

Dallas, Texas 75201

(214) 953-6000 – Main Telephone

(214) 953-5822 – Main Facsimile

Counsel for Debtors

Vickie L. Driver

State Bar No. 24026886

Courtney J. Hull

State Bar No. 24061297

Coffin & Driver, PLLC

7557 Rambler Road, Suite 200

Dallas, Texas 75231

(214) 377-4848

(214)377-4858 – Fax

Counsel for EFL Tech B.V.

IN THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF TEXAS DALLAS DIVISION

IN RE:	§
ORYON TECHNOLOGIES, INC.	§	CASE NO. 14-32293
ORYON TECHNOLOGIES, LLC	§	CASE NO. 14-32416
DEBTORS.	§
§
EIN: 26-2626737; 57-1337314	§
§
4251 KELLWAY CIRCLE ADDISON, TEXAS 75001	§ §	JOINT ADMINISTRATION REQUESTED

PLAN PROPONENTS’ modified FIRST AMENDED CHAPTER 11 PLAN

COMES NOW Oryon Technologies, Inc. and Oryon Technologies, LLC (“Debtors”), and EFL Tech B.V. (“EFL” together with the Debtors “Plan Proponents”) pursuant to § 1121(a) propose the following Chapter 11 Plan for the Debtors (the “Plan”).

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 1

article 1

SUMMARY OF THE PLAN1

Generally, the Plan provides for payment of prepetition claims listed in the Debtors’ schedules and post-petition payables from a $1.37 million cash infusion made by EL Flexible Signs in exchange for 80 million shares in Oryon Technologies, Inc., and a $250,000 payment by EFL as the final payment under the Subscription Agreement with Oryon Technologies, Inc. The Plan further provides for the waiver of claims held by insiders and provides for the establishment of a disputed claims reserve for claims in dispute, as well as recapitalization from EFL, who will be the majority shareholder upon confirmation of the Plan. The Plan provides that the Debtors will be operated by a new board of directors (“New Board”) subsequent to confirmation of the Plan. The Plan also provides for dismissal of all claims in the litigation pending before the Bankruptcy Court (“Removed Action”). The Plan incorporates the Plan B Settlement Agreement as the means for implementation of the Plan.

The Plan does not anticipate using any future revenues nor any recoveries from any claims or lawsuits in paying any claims under this Plan. The Plan is fully funded through new equity infusions.

Additionally, each Executory Contract to which the Debtors are a party shall be assumed as of the Confirmation Date unless the Debtors have rejected a particular Executory Contract before the Confirmation Date, or such Executory Contract is otherwise rejected under the Plan or is the subject of a pending motion to reject such Executory Contract on the Confirmation Date.

article 2

DEFINITIONS, CONSTRUCTION, AND INTERPRETATION

2.1	Definitions

The capitalized terms used herein shall have the respective meanings set forth below:

“Administrative Expense” or “Administrative Claim” means any cost or expense of the administration of the Chapter 11 Cases incurred on or before the Effective Date entitled to priority under § 507(a)(2) and Allowed under § 503(b) of the Bankruptcy Code, including all Fee Claims (i.e. allowances of compensation or reimbursement of expenses of Professional Persons to the extent allowed by the Bankruptcy Court under the Bankruptcy Code) and all fees and charges assessed against the Estates pursuant to 28 U.S.C. § 1930.

“Administrative Expense Request” means a request for payment of an Administrative Expense.

“Allowed” when used with respect to any Claim, except for a Claim that is an Administrative Claim, means (i) such Claim to the extent it is not a Disputed Claim; (ii) such Claim to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order; or (iii) a Disputed Claim, proof of which was filed timely with the Bankruptcy Court and (a) as to which no objection was filed by the Claim Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and Allowed by Final Order of the Bankruptcy Court; or (b) as to which an objection was filed by the Objection Deadline, to the extent Allowed by Final Order. With respect to Administrative Claims, “Allowed” means an Administrative Claim allowable pursuant to section 503 of the Bankruptcy Code and (a) an Administrative Expense Request was filed on or before the applicable Administrative Expense Bar Date or pursuant to other order of the Bankruptcy Court and is allowed by Final Order, (b) for which an Administrative Expense Request is not filed and which is listed in the Schedules and not listed as disputed, contingent or unliquidated or (c) is deemed Allowed under the Plan or by prior order of the Bankruptcy Court.

1 Capitalized terms used but not defined in this summary shall have the meanings ascribed to them in Article 2 of the Plan.

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“Assets” means all assets (and any proceeds thereof) as of the Effective Date of each of the Debtors, of any nature whatsoever, including, without limitation, all property of the Estates under and pursuant to section 541 of the Bankruptcy Code, Cash, Causes of Action, Insurance Policies and each Debtor’s rights, interests and property, real and personal, tangible and intangible.

“Avoidance Actions” means any and all rights, claims and Causes of Action arising under any provision of chapter 5 of the Bankruptcy Code or under applicable non-bankruptcy laws to the extent made applicable under chapter 5 of the Bankruptcy Code, including, without limitation claims for payments made to creditors within ninety (90) days of the Petition Date that may be avoidable under 11 U.S.C. § 547.

“Ballot” means the ballot form distributed to Holders of Impaired Claims entitled to vote on which such Holders are to cast their votes to accept or reject the Plan.

“Bankruptcy Cases” means the above-styled cases commenced by the Debtors under Chapter 11 of the Bankruptcy Code on the Petition Date.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified at title 11 of the United States Code.

“Bankruptcy Court” means the Bankruptcy Court unit of the United States District Court for the Northern District of Texas, Dallas Division, or such other court having jurisdiction over these Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to § 2075 of title 28 of the United States Code, and the Local Rules of the Bankruptcy Court.

“Bar Date” means September 16, 2014, the final date for the filing of proofs of Claims set by the Bankruptcy Court or such other date as may apply to a particular Claim pursuant to a duly entered order of the Bankruptcy Court, which may be the Confirmation Order..

“Business Day” means any day on which commercial banks and federal courts are open for business in Dallas, Texas.

“Cash” means legal tender of the United States of America or Cash equivalents.

“Causes of Action” means, without limitation, any and all Claims, actions, adversary proceedings, causes of action (including causes of action arising under any section of the Bankruptcy Code, state, federal or other non-bankruptcy law), counterclaims, cross-claims, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments and demands of any of the Debtors or any of their Estates whatsoever, whether pending or not pending, known or unknown, direct, indirect or derivative, whether or not scheduled as the asset of any Debtors, disputed or undisputed, legal or equitable, absolute or contingent, including, specifically, but without limitation, Causes of Action against Insiders and all other Avoidance Actions.

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“Claim” shall have the meaning set out in § 101 of the Bankruptcy Code.

“Claim Objection Deadline” means the deadline for the Debtors to file objections to Claims other than Administrative Claims established under Section 10.1 of the Plan.

“Claim Register” shall mean the Claim Register maintained by the Court for the Debtors.

“Claimant” or “Creditor” means the Holder of a Claim.

“Class” means a group of Claims or Equity Interests classified by the Plan pursuant to § 1122(a)(1) of the Bankruptcy Code.

“Collateral” means any property of the Debtors subject to a valid and enforceable Lien or right of setoff permissible under 11 U.S.C. § 553 to secure the payment of a Claim.

“Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

“Confirmation Hearing” means the hearing(s) held by the Bankruptcy Court pursuant to § 1128 of the Bankruptcy Code, as it may be continued from time to time, on confirmation of the Plan.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to § 1129 of the Bankruptcy Code.

“Court” means the Bankruptcy Court.

“Debtors” means Oryon Technologies, Inc. and Oryon Technologies, LLC.

“Disallowed” means, with reference to a Claim or Interest, any Claim or Interest, or any portion thereof, that (i) has been Disallowed by a Final Order; (ii) is (x) not Scheduled or is Scheduled as zero or as contingent, disputed or unliquidated, and (y) as to which no Proof of Claim or Proof of Interest has been timely filed or deemed timely filed by the Bankruptcy Court; (iii) has been withdrawn by agreement of the Debtors and the Holder thereof; (iv) has been withdrawn by the Holder thereof; or (v) any Claim or Interest that is not Allowed as of the Final Distribution Date.

“Disclosure Statement” means the disclosure statement filed by the Debtors relating to the Plan, including the schedules and exhibits thereto, as the same may be amended from time to time.

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“Disputed” when used with respect to a Claim, means a Claim against the Debtors (i) that is listed in the Debtors’ Schedules as disputed, contingent or unliquidated regardless of whether a proof of claim has been filed or not; (ii) that is listed in the Debtors’ Schedules as undisputed, liquidated and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (iii) that is not listed in the Debtors’ Schedules, but as to which a proof of Claim has been filed with the Bankruptcy Court; (iv) as to which an objection has been or may be filed; or (v) as to which a request for estimation has been interposed, which request for estimation has not been withdrawn or determined by a Final Order. Notwithstanding the foregoing, after the Claim Objection Deadline, including any extensions thereto, only Claims to which an Objection has been filed shall be deemed Disputed Claims with respect to Claims for which a proof of Claim has been filed.

“Disputed Claims Reserve” means the escrow account established by the Debtors on the Effective Date in the amount of the Disputed Claims as estimated prior to confirmation, not to exceed the amount of Andrews Kurth’s Claim, to be funded from the $1.37 million equity contribution by EL Flexible Signs.

“Distribution” means a payment and/or distribution of Cash or other consideration to be made to Holders of Allowed Claims in accordance with the terms and conditions of the Plan.

“EFL” means EFL Tech International Group, N.V., a Holland corporation; EFL Tech B.V., a Holland corporation; EFL Tech Holdings Tech B.V., a Holland corporation; EFL Tech Pty. Ltd., an Australian corporation; and EFL Holdings Pty. Ltd., an Australian corporation.

“Effective Date” means a Business Day as soon as practicable after the Confirmation Date, on which (i) no stay of the Confirmation Order is in effect, and (ii) the conditions to the effectiveness of the Plan specified in Article 5 hereof have been satisfied or waived.

“Equity Interest” means the interest represented by an “equity security,” as defined in § 101 of the Bankruptcy Code, including all preferred and common stock in the Debtors.

“Estate” or “Estates” means one or more of the Debtors’ estates created pursuant to § 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Cases.

“Exculpated Parties” means the Debtors’ and the Debtors’ Professionals, EFL Tech, B.V., and its counsel, Coffin & Driver PLLC.

“Executory Contracts” means all unexpired leases and executory contracts as such terms are used within § 365 of the Bankruptcy Code to which any one of the Debtors was a party as of the Petition Date.

“Face Amount” means, with reference to any Claim: (a) if the Holder of such Claim has not filed a Proof of Claim by the applicable Bar Date and there is no Final Order fixing the Allowed amount of such Claim, (i) the amount of such Claim that is listed in the Schedules as undisputed, non-contingent and liquidated, or (ii) if no amount is listed in the Schedules, zero ($0) dollars; (b) if the Holder of such Claim has filed a Proof of Claim by the applicable Bar Date, (i) the liquidated amount as stated in such Proof of Claim, or (ii) if no liquidated amount is listed in such Proof of Claim then zero ($0) dollars; (c) an amount fixed or estimated by order of the Bankruptcy Court; or (d) in all other cases, zero ($0) dollars.

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“Fee Application” means an application of a Professional Person under §§ 328, 330, 331 and/or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

“Fee Claim” means a Claim under §§ 328, 330, 331 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

“Final Order” means (i) an order as to which the time to appeal, petition for certiorari or motion for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment has expired and as to which no appeal, petition for certiorari or other proceedings for re-argument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment shall then be pending, or (ii) in the event that an appeal, writ of certiorari, re-argument, rehearing, reconsideration, new trial, or motion to alter or amend findings or judgment thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument, rehearing, reconsideration, new trial, or motion to alter or amend findings or judgment was sought, and the time to take any further appeal, petition for certiorari or move for reargument, rehearing, reconsideration, new trial, or to alter or amend findings or judgment shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule, may be filed with respect to such order.

“General Unsecured Claim” means any Claim against the Debtors that is not a Priority Tax Claim, Priority Non-Tax Claim, Secured Claim, Intercompany Claim, Subordinated Claim or an Administrative Expense.

“Governmental Unit” means a governmental unit as defined in § 101(27) of the Bankruptcy Code.

“Holder” means the beneficial owner of any Claim, Administrative Expense, Equity Interest or other interest or right to receive Distribution under the Plan.

“Impaired” has the meaning ascribed to such term in § 1124 of the Bankruptcy Code.

“Insider” means an insider as defined in § 101(31) of the Bankruptcy Code.

“Insurance Policy” means any policy of insurance and any agreements relating thereto covering one or more of the Debtors or their respective Assets, directors, officers, members, managers, employees and fiduciaries, or that may be available to provide coverage for Claims against the Debtors or any of the foregoing, including, without limitation, any general liability, property, casualty, umbrella or excess liability policy(ies), errors and omissions, director and officer or similar executive, fiduciary and organization liability policy(ies) (A, B or C coverage), and any tail with respect thereto.

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“Intercompany Claim” means (a) any account reflecting intercompany book entries by one Debtor with respect to any other Debtor, (b) any Claim that is not reflected in such book entries and is held by one Debtor against any other Debtor, or (c) any Claim held by an affiliate of a Debtor against a Debtor.

“IRS” means the Internal Revenue Service.

“Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code (but a lien that has been avoided under Chapter 5 of the Bankruptcy Code shall not constitute a Lien).

“New Board” shall mean the board of directors consisting of George Hatzimihail, John P. Kapeleris, and Steve Battia.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint venture, estate, unincorporated organization, or a Governmental Unit or any agency or political subdivision thereof.

“Petition Date” means May 6, 2014 for the Debtor Oryon Technologies, Inc., and May 16, 2014 for the Debtor Oryon Technologies, LLC.

“Plan” means this Chapter 11 Plan, either in its present form or as it may hereafter be altered, amended or modified from time to time.

“Plan Documents” means the documents that aid in effectuating the Plan as specifically identified as such herein, which will be substantially in the form filed by the Debtors with the Bankruptcy Court prior to the conclusion of the Confirmation Hearing.

“Priority Non-Tax Claim” means any Claim accorded priority in right of payment under § 507(a) of the Bankruptcy Code, other than an Administrative Expense or Priority Tax Claim, to the extent such Claim is entitled to priority in payment under § 507(a).

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in §§ 502(i) or 507(a)(8) of the Bankruptcy Code.

“Professional” means a person retained or to be compensated pursuant to §§ 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code.

“Proof of Claim or Proof of Equity Interest” means a proof of Claim or Interest filed in the Bankruptcy Cases pursuant to § 501 of the Bankruptcy Code and/or any order of the Bankruptcy Court, together with supporting documents.

“Pro Rata” means the proportion that the amount of an Allowed Claim in a particular Class of Claims bears to the aggregate amount of all Claims in such Class of Claims, including Disputed Claims, but not including Disallowed Claims.

“Representatives” means any officer, director, financial advisor, attorney, law firm, accounting firm, financial advising firm, and other Professional Person.

“Scheduled,” with respect to any Claim, means listed on the Schedules.

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“Schedules” means the Schedules of Assets and Liabilities and the Statements of Financial Affairs filed by the Debtors as required by § 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such Schedules and Statements have been or may be supplemented or amended.

“Secured Claim” means a Claim secured by a Lien or right of setoff allowable under 11 U.S.C. § 553 on property of a Debtor, which Lien is valid, perfected and enforceable under applicable law, is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law and which is duly established in the Chapter 11 cases, but only to the extent of the value of the Collateral that secures payment of such Claim.

“Subordinated Claim” means a Claim that is subordinated to all Allowed Claims, other than a Claim that is (a) subordinated pursuant to section 510(b) or (c) of the Bankruptcy Code, (b) a Non-Compensatory Penalty Claim or (c) an Untimely Claim.

“Taxing Authority” means the holder of an Allowed Priority Tax Claim.

“Tax Liens” means any statutory liens securing any Allowed Claim of any Taxing Authority.

“Tax Regulations” means income tax regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Tax Code”).

“Unclaimed Distribution Date” means 120 days after the actual date that a Distribution, or request for information under Section 9.3 of the Plan, is made.

“Untimely Claim” means a Claim that was tardily filed after the applicable Bar Date.

“U.S. Trustee” means the Office of the United States Trustee for the Northern District of Texas.

“Voting Record Date” means that date set by the Bankruptcy Court for determining the holders of claims and interests entitled to vote to accept or reject the Plan.

2.2	Interpretation

Unless otherwise specified, all section, article, and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived, or modified from time to time. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment.

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2.3	Application of Definitions and Rules of Construction Contained in the Bankruptcy Code

Words and terms defined in § 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in § 102 of the Bankruptcy Code shall apply to the construction of the Plan.

2.4	Other Terms

The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Any reference to a person or Holder of a Claim or Interest includes that person or Holder’s successors and assigns.

2.5	Integration Clause

This Plan is a complete, whole, and integrated statement of the binding agreement between the Debtors, creditors, Equity Interests and the parties-in-interest upon the matters herein. Parol evidence shall not be admissible in an action regarding this Plan or any of its provisions.

2.7	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

article 3

CLASSIFICATION AND IMPAIRMENT OF CLAIMS AND EQUITY INTERESTS

3.1	Classification

Administrative Claims (unclassified)

Priority Tax Claims (unclassified)

Class 1: Priority Non-Tax Claims

Class 2: Claim of Myant Capital Partners, Inc.

Class 3: Claim of the Marcus Group

Class 4: General Unsecured Claims

Class 5: Equity Interests

3.2	Impaired Classes of Claims and Equity Interests

Classes 2, 3, and 4 are Impaired under the Plan. Class 4 is entitled to receive Distributions. Holders of Claims in Classes 2, 3, and 4 are entitled to vote to accept or reject the Plan. Claims in Class 5 are unimpaired, and therefore, shall not be entitled to vote to accept or reject this Plan.

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3.3	Impairment and Classification Controversies

If a controversy arises as to whether any Claim or Equity Interest or any Class of Claims or Class of Equity Interests is Impaired under the Plan or is classified incorrectly, the Bankruptcy Court shall, upon notice and a hearing, determine such controversy on or before the Voting Record Date.

3.4	Class Acceptance Requirement

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in amount and more than one-half in number of the holders of Allowed Claims in such Class that have voted on the Plan.

3.5	Cramdown

If any Class of Claims or Equity Interests shall fail to accept the Plan in accordance with § 1126(c) of the Bankruptcy Code, the Bankruptcy Court may still confirm the Plan in accordance with § 1129(b) of the Bankruptcy Code. The Plan Proponents will seek confirmation of the Plan pursuant to § 1129(b) with respect to any non-accepting Class.

3.6	Elimination of Classes

Any Impaired Class that is not occupied as of the date of the Confirmation Hearing by an Allowed Claim or Allowed Equity Interest or a Claim or Equity Interest temporarily Allowed pursuant to Bankruptcy Rule 3018 shall be deemed deleted from the Plan for purposes of voting on acceptance or rejection of the Plan and determining whether the Plan has been accepted by such class pursuant to 11 U.S.C. § 1129.

article 4

PROVISIONS FOR TREATMENT OF CLAIMS

AND EQUITY INTERESTS UNDER THE PLAN

Claims against and Equity Interests in the Debtors shall be treated under the Plan as follows:

4.1	Unclassified Claims

4.1.1 Administrative Claims:

General: Subject to the bar date provisions herein, unless a Holder of an Allowed Administrative Claim agrees to different treatment, each Holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim as soon as reasonably practicable after the later of the Effective Date and the date the claim becomes Allowed.

Professional Fee Claims: Holders of Allowed Professional Fees shall receive the amount allocated to such Professional on or as soon as reasonably practicable after the later of the Effective Date and the Date the Professional Fee Claim becomes Allowed.

Payment of Statutory Fees: All fees payable pursuant to 28 U.S.C. § 1930 shall be Allowed and shall be paid in Cash when due.

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4.1.2 Bar Date for Administrative Claims:

Except as otherwise provided in this Article 4, requests for payment of Administrative Claims must be included within a motion or application and filed by a deadline to be set by the Court, which shall be the same date as the deadline for filing objections to confirmation of the Plan (“Administrative Claims Bar Date”). Holders of Administrative Claims that are required to file a request for payment of such Claims and that do not file such requests by the Administrative Claims Bar Date specified in this section shall be forever barred from asserting such Claims against the Debtor or any of its respective property. Requests for payments of Administrative Claims included within a proof of claim are of no force and effect, and are disallowed in their entirety as of the Confirmation Date unless such Administrative Claim is subsequently filed in a timely fashion as provided herein, and allowed. Except for Professional Persons approved by the Bankruptcy Court under 11 U.S.C. § 327, any holder of a claim under 11 U.S.C. §§ 503 and/or 507 that fails to file their claim(s) by the Administrative Claims Bar Date shall be forever barred from asserting the claim(s) against the Debtors or their estates, and the Debtors and their estates will be forever discharged from any and all indebtedness or liability with respect to the claim. Administrative claims for Professional Persons must be filed no later than thirty (30) days after the Confirmation Date. Any cap on the fees and expenses of Jackson Walker L.L.P., as counsel to the Debtors, set forth in the Plan B Settlement Agreement to be paid by Debtors shall be increased to $225,000 for its fees and expenses related to these cases. The payment of this amount shall be made on or before December 20, 2014.

4.1.3 Impairment & Voting:

Administrative claims are not a true class and are neither impaired nor unimpaired. Acceptance of the Plan from such Claimants will not be solicited.

4.1.4 Payment of Statutory Fees: All fees payable pursuant to 28 U.S.C. § 1930 shall be Allowed and shall be paid in Cash when due.

4.1.5 Priority Tax Claims:

Each holder of an Allowed Priority Tax Claim shall be paid in full, through monthly cash payments commencing on the Effective Date, its Allowed Priority Tax Claims, together with interest at the rate required by 11 U.S.C. § 511, or as otherwise agreed, over a period through the fifth anniversary of the Petition Date.

At the Reorganized Debtor’s option, Holders of Allowed Priority Tax Claims shall receive (i) 100% of the Allowed amount of such Claim on or as soon as reasonably practicable after the later of the Effective Date and the date the Claim becomes Allowed; (ii) 100% of the unpaid Allowed amount plus interest to be paid in Cash over a period not later than 5 years from the Petition Date; or (iii) such alternative treatment as leaves unaltered the legal, equitable, and contractual rights of the Holders of such Claims. With respect to payment of Allowed Priority Tax Claims held by the Internal Revenue Service (“IRS”), payment will begin as soon as reasonably practicable after the later of the Effective Date and the Date the Claim becomes Allowed, but no later than a year after entry of an order confirming the Plan.

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As of the date of this Plan, the Claims Register reflects aggregate asserted Priority Tax Claims of $2,077.33. The Dallas County Appraisal District filed a proof of claim in the amount of $3,641.56 on September 9, 2014. The Reorganized Debtor will review, reconcile, and file any necessary objections to Priority Tax Claims.

4.2	Classified Claims and Interests

4.2.1	Class 1: Allowed Priority Non-Tax Claims

Classification: Class 1 consists of Priority Non-Tax Claims.

Treatment: Unless the Holder of a Priority Non-Tax Claim agrees to different treatment, each Holder of an Allowed Priority Non-Tax Claim shall receive 100% of its Allowed Priority Non-Tax Claim on or as soon as reasonably practicable after the later of the Effective Date and the date the Priority Non-Tax Claim becomes Allowed.

Voting: Class 1 is unimpaired, and Class 1 creditors are conclusively deemed to have accepted the Plan. Class 1 Creditors are not entitled to vote to accept or reject the Plan.

4.2.2	Class 2: Claim of Myant

Classification: Class 2 consists of the Claim of Myant Capital Partners, Inc.

Treatment: The treatment of Myant under the Plan is contained in the Mediation Settlement Agreement, attached hereto as Exhibit A, executed after a mediation of the parties held on September 22 and 23, 2014.

The Mediation Settlement Agreement contemplates a $300,000 payment to Myant upon the order of confirmation becoming final. The Mediation Settlement Agreement further provides that the Debtors shall execute a $1.1 million promissory note jointly in favor of Myant and the Marcus Group, and, within 90 days following the execution of such note, the Debtors shall pay Myant $250,000. Myant shall be the agent under the note, receiving all payments due thereunder and retaining sole ability to enforce the note against the Debtors.

All of the provisions in the Mediation Settlement Agreement resolve Myant’s Claim in full.

Myant’s claim, as filed in the Debtors’ cases, shall be allowed at the value of the amount Myant is to be paid under the Mediation Settlement Agreement, or $850,000, pursuant expressly to the terms of the Mediation Settlement Agreement.

Voting: Class 2 is impaired, and Class 2 Creditors are entitled to vote to accept or reject the Plan.

4.2.3	Class 3: Claim of the Marcus Group

Classification: Class 3 consists of the Claims of Marcus (as defined in the Mediation Settlement Agreement).

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Treatment: The treatment of the Marcus Claims under the Plan is contained in the Mediation Settlement Agreement, attached hereto as Exhibit A, executed after a mediation of the parties held on September 22 and 23, 2014.

The Mediation Settlement Agreement contemplates a $300,000 payment to Marcus upon the order of confirmation becoming final. The Mediation Settlement Agreement further provides that the Debtors shall execute a $1.1 million promissory note jointly in favor of Myant and the Marcus Group, and, within 90 days following the execution of such note, the Debtors shall pay the Marcus Group $250,000. Myant shall be the sole party to enforce the note against the debtors or receive payment thereunder.

All of the provisions in the Mediation Settlement Agreement resolve the Marcus Claims and the Removed Action as defined in section 13.1(n) herein in full.

The Marcus Group claims, as filed in the Debtors’ cases, shall be allowed at the value of the amount the Marcus Group is to be paid under the Mediation Settlement Agreement, or $850,000 pursuant expressly to the terms of the Mediation Settlement Agreement.

Voting: Class 3 is impaired, and Class 3 Creditors are entitled to vote to accept or reject the Plan.

4.2.4	Class 4: General Unsecured Claims

Classification: Class 4 consists of General Unsecured Claims, except those claims waived under the Plan B Settlement Agreement. Class 4 includes the General Unsecured Claim of Akin Gump Strauss Hauer & Feld LLP, deemed to be in the amount of $490,000. Pursuant to the terms of the Plan B Settlement Agreement, incorporated into the Plan, Akin Gump Strauss Hauer & Feld receives a release in exchange for accepting $320,000 as payment in full of their Class 4 claim. Class 4 also includes the General Unsecured Claim of Andrews Kurth, LLP, filed in the amount of $106,488.43, to which the Debtors plan to object to based upon grounds related to the services provided.

Treatment: Each Holder of an Allowed General Unsecured Claim shall receive payment in full (including post-petition interest at the Federal Judgment Rate (as set forth at http://www.txnd.uscourts.gov/publications/pjrate.html)) from the Petition Date to the date of payment of its Allowed General Unsecured Claim on the Effective Date, or within ten (10) days of the entry of an Order allowing the Claim, whichever is later.

Voting: Class 4 is impaired, and Class 4 Creditors are entitled to vote to accept or reject the Plan.

4.2.5	Class 5: Equity Interests

Classification: Class 5 consists of Equity Interests.

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Treatment: Holders of Equity interests in the Debtors shall receive or retain any interest in the Debtors to the same extent held prior to the Petition Date. Unless Classes 1, 2, 3, and 4 are paid in full, no distributions shall be made to Equity Interests. The Subscription Agreement dated as of January 21, 2014 by and between Oryon Technologies, Inc. and EFL Tech B.V. (“Subscription Agreement”) shall be consummated on the date of payment of $250,000. As required by the Subscription Agreement, 129,832,877 additional shares shall be issued to EL Flexible Signs or its affiliate(s) in exchange for their $1.37 million equity contribution. These issuances will result in dilution of current equity holders of Oryon Technologies, Inc.; provided, however, that shares issued according to this section or board elections shall be held and issued in accordance with the Debtor(s) bylaws and articles of incorporation.

Voting: Class 5 is unimpaired, and therefore, shall not be entitled to vote to accept or reject this Plan. Acceptance of this Plan from holders of Class 5 Claims will not be solicited.

article 5

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN

5.1	Conditions Precedent to Confirmation of the Plan

Confirmation of the Plan is subject, in addition to the requirements provided in § 1129 of the Bankruptcy Code, to satisfaction of the following conditions precedent:

a.	A Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court;

b.	The Bankruptcy Court shall have entered the Confirmation Order; and

c.	All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed.

5.2	Vesting of Property of the Estate in the Reorganized Debtor

5.2.1.     On the Effective Date of the Plan, the Assets of the Debtors shall vest in the Reorganized Debtors (“Vested Property”).

5.2.2     From and after the Effective Date, the Reorganized Debtor may operate the Debtor’s business and may use, acquire, and dispose of property free and clear of any instructions imposed by or under the Bankruptcy Code.

5.2.3     The Confirmation Order shall provide the Reorganized Debtor with express authority to convey, transfer, and assign any and all Vested Property and to take all actions necessary to effectuate same.

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5.2.4     The Reorganized Debtor shall be responsible for paying any quarterly U.S. Trustee fees that accrue after the Effective Date.

5.2.5     After the Effective Date, the affairs of the Reorganized Debtor and all of the assets held or controlled by the Reorganized Debtor shall be managed under the direction of the Reorganized Debtor.

5.3	Effect of Non-Occurrence of Confirmation or the Effective Date

If the Plan is not confirmed or if the conditions listed in this Article 5 are not satisfied or waived, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors’ Estates, (ii) prejudice in any manner the rights of the Debtors or any other Person or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors or any other Person.

article 6

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1	Source of Funds

The source of funds to implement the Plan and allow the Reorganized Debtor to satisfy post-Effective Date obligations are (i) the $1.37 million from EL Flexible Signs; (ii) $250,000 from EFL; and (iii) Cash on hand.

6.2	Plan B Settlement Agreement – Share Surrender

The Plan B Settlement shall be approved and implemented by this Plan and the Confirmation Order. In the event that any holder of shares, warrants or options to be surrendered under the Plan B Settlement shall be unable or unwilling to surrender those requisite stock certificates or other documents within five (5) business days of the Confirmation Date, such shares, warrants and options shall be cancelled.

6.3	Default

A failure by the Reorganized Debtor to make a payment to a Holder of an Allowed Priority Tax Claim in accordance with the terms of the Plan shall be an event of default under the Plan. If the Reorganized Debtor fails to cure an Event of Default as to such payments within thirty (30) days after service of written notice of default served on the Reorganized Debtor, with a copy to counsel for the Reorganized Debtor, then the Holder of such Allowed Priority Tax Claim may (a) enforce the entire amount of its Allowed Claim, (b) exercise any and all rights and remedies under applicable non-bankruptcy law, and (c) seek such relief as may be appropriate in this Court.

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6.4	Substantive Consolidation

The Debtors and their respective Estates shall be substantively consolidated for purposes of voting on, and making Distributions under, this Plan. As a result of the substantive consolidation, (a) all Intercompany Claims (including Intercompany Claims arising from the rejection of any Executory Contract) will either be eliminated or shall remain in place but shall not be entitled to any Distributions under this Plan, (b) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors will be deemed to be an obligation of each of the Debtors, and (c) any Claim filed or asserted against any of the Debtors will be deemed a Claim against each of the Debtors. The substantive consolidation contemplated by this section shall not, however, cause any of the Debtors to be liable for any Claim or Equity Interest for which it would not otherwise be liable absent the substantive consolidation under this Plan.

On the Effective Date, except as otherwise provided for in this Plan, all Claims based on guaranties of collection, payment, or performance made by any of the Debtors concerning the obligations of another Debtor shall be discharged, released, and without further force or effect. Additionally, Holders of Allowed Claims or Allowed Equity Interests who assert identical Claims against or Equity Interests in multiple Debtors shall be entitled to a single satisfaction of such Claims or Equity Interests.

6.5	Establishment of Disputed Claims Reserve

On the Effective Date, a Disputed Claims Reserve shall be created and placed into an escrow account. The Disputed Claims Reserve shall be funded by funds from EL Flexible Signs in the amount of the Disputed Claims as estimated prior to confirmation, to be funded from the $1.37 million equity contribution. The final amount of the Disputed Claims Reserve will be determined prior to confirmation, but it will be sufficient to pay all Disputed Claims in full in their estimated amount as determined by the Bankruptcy Court prior to confirmation of the Plan. The only remaining Disputed Claim is that of Andrews Kurth in the amount of $106,488.43, to which the Debtors plan to object to based upon grounds related to the services provided. Notwithstanding anything herein to the contrary, if any portion of a claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Any disputed claim, once allowed, shall bear interest from the Petition Date to the date of payment at the Federal Judgment Rate set forth at http://www.txnd.uscourts.gov/publications/pjrate.html.

article 7

PROVISIONS FOR MANAGEMENT

7.1	Corporate Authority

All actions and transactions contemplated under the Plan shall be authorized upon confirmation of the Plan. The Confirmation Order shall include provisions directing the Debtors to execute such documents necessary to effectuate the Plan, which documents shall be binding on the Debtors, the Estates, the Debtors’ creditors and all Holders of Claims and Equity Interests.

7.2	Professional Fees

All Allowed Professional Fee Claims shall be paid in accordance with Article 4.1 of this Plan.

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7.3	Transfer of Powers

7.3.1 Directors and Officers

Effective as of the Effective Date, the authority, power and incumbency of the Persons then acting as officers and directors of the Debtors shall be terminated and such officers and directors shall be deemed to have resigned, without further action by the Debtors. The Plan will be administered and actions will be taken in the name of the Reorganized Debtor through the New Board.

7.3.2 Debtors’ Professionals

Upon the Effective Date, the Debtors’ Professionals and agents shall be released from any further duties and responsibilities in the Bankruptcy Cases and under the Bankruptcy Code, except with respect to any: (i) obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Bankruptcy Cases, which shall remain in full force and effect according to their terms; (ii) applications for and/or objections to their Fee Claims; and (iii) motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order. The Professionals retained by the Debtors shall not be entitled to compensation and reimbursement of expenses for services rendered in that capacity after the Effective Date, except for services rendered in connection with fee applications pending on the Effective Date or filed after the Effective Date.

article 8

CERTIFICATES OF INCORPORATION AND BY-LAWS

OF THE DEBTORS/RESTRICTION ON TRANSFER OF SHARES

8.1	Amendments to Certificates of Incorporation and By-Laws

The Confirmation Order shall provide authorization pursuant to applicable corporate law for the filing of amended governing documents to provide that the outstanding equity of the Debtors shall continue as it existed prior to the Petition Date and prohibiting distributions to outstanding equity until Classes 1 through 4 are paid in full under the terms of this Plan; and any changes as necessary to effectuate other provisions of the Plan and § 1123(a)(6) of the Bankruptcy Code.

8.2	Offering

It is anticipated that the Reorganized Debtor shall be a publicly traded entity.

article 9

PROVISIONS GOVERNING DISTRIBUTIONS

9.1	Distribution Record Date

As of the close of business on the Distribution Record Date, the Claims Register as maintained by the Court and Debtors shall be deemed closed. The Reorganized Debtor shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date. The Reorganized Debtor shall be required to recognize and deal for all purposes hereunder only with those record Holders identified on the Claims Register as of the close of business on the Distribution Record Date, to the extent applicable.

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9.2	Distributions To Be Pro Rata Within Class

All Distributions constituting of a partial payment to a Class of Allowed Claims shall be made on a Pro Rata Share to the holders of Allowed Claims in such Class.

9.3	Withholding and Reporting Requirements

In connection with the Distributions made under the Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state or local taxing authority. As a condition to the Holder of an Allowed Claim or Allowed Interest (if applicable) receiving any Distribution under this Plan, the Reorganized Debtor may require that the Holder provide such Holder’s taxpayer identification number and such other information and certification as the Reorganized Debtor may deem necessary to comply with applicable tax reporting and withholding laws. The failure of a Holder of a Claim or Interest to respond timely to a request by the Reorganized Debtor for tax withholding or reporting information will result in the Holder being treated in the same manner as the Holder of a Claim or Interest for which a Distribution is undeliverable or unclaimed, as described in Sections 9.5 and 9.6 of this Plan.

9.4	Delivery of Distributions

Subject to Bankruptcy Rule 9010 and the provisions of the Plan, Distributions to Holders of Allowed Claims shall be made at the address of each of such Holder as set forth in the Schedules filed with the Bankruptcy Court, unless superseded by the address set forth on such Holder’s Proof of Claim, or in a written notice delivered to the Reorganized Debtor and its counsel, to the extent that such notice is provided at least ten (10) Business Days before the applicable Distribution Date, by such Holder (or at the last known address of such Holder if no Proof of Claim is filed and there is no address in the Schedules, and the Reorganized Debtor has not been notified in writing of the address). If any Distribution to any Holder is returned as undeliverable, the Reorganized Debtor may, but shall not be required to, use reasonable efforts to determine the current address of such Holder, but no subsequent Distribution to any such Holder shall be made unless and until the Reorganized Debtor has determined the then current address of such Holder, at which time such Distribution shall be made to such Holder without interest. The Reorganized Debtor shall retain all amounts in respect of any undeliverable Distributions made by the Reorganized Debtor until such Distributions are claimed, subject to Section 9.6 herein.

9.5	Unclaimed Distributions

If any Distribution is not claimed, or remains undeliverable under Section 9.5 of the Plan, by the Unclaimed Distribution Date applicable to such Distribution, such Distribution shall be deemed unclaimed property under § 347(b) of the Bankruptcy Code, and such unclaimed Distribution(s) shall be available for Distribution to other Holders of Allowed Claims as part of the next Distribution, in accordance with the terms of this Plan. The Holder of any Claim or Interest for which a Distribution is deemed unclaimed property hereunder shall not be entitled to receive any future Distributions and shall be deemed to have relinquished all rights to any future Distributions and all such future Distributions shall be available for Distribution to other Holders of Allowed Claims under this Plan.

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9.6	Time Bar to Cash Payments

Checks issued by the Reorganized Debtor in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made in writing directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which or to whom such check originally was issued. All such requests shall be made promptly and in time for the check to be reissued and cashed before the Unclaimed Distribution Date established by section 2.1 of this Plan. Distributions in respect of voided checks shall be treated as unclaimed distributions under this Plan.

9.7	Establishment and Administration of Disputed Claims Reserve

At the time of the Effective Date, a Disputed Claims Reserve shall be established, which shall be administered by the Reorganized Debtor. A Distribution on account of an Allowed Claim that is held back by the Reorganized Debtor by agreement or to determine the extent of any mitigation shall be reserved for and paid in the same manner as a Disputed Claim. After a Disputed Claim is resolved, the Reorganized Debtor shall no longer account for such Claim in the Disputed Claims Reserve and the amount attributable to the Disallowed portion of the Disputed Claim, if any, shall be deemed to be Cash available for Pro Rata Distribution to Beneficiaries, in accordance with this Plan.

9.8	De Minimis Distributions

The Reorganized Debtor shall have no obligation to make a Distribution if the amount to be distributed to a Holder of an Allowed Claim or Allowed interest would be less than $50.00 in the aggregate.

9.9	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payment or Distribution shall be made with respect to (a) any Claim to the extent it is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim, (b) Claimants who are defendants in Avoidance Actions and other parties subject to the application of § 502(d) of the Bankruptcy Code, and (c) reclamation claims pursuant to § 546(c)(2)(A) of the Bankruptcy Code which are not Allowed Claims.

article 10

PROCEDURES FOR TREATING DISPUTED CLAIMS

10.1	Objections

The Debtors’ rights to object to, oppose, and defend against all Claims on any basis are fully preserved as provided in Article 11 herein.

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10.2	Estimation of Claims

The Debtors may request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim, to the extent permitted by the Bankruptcy Code and Bankruptcy Rules, regardless of whether such Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain exclusive jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated may constitute (i) the Allowed amount of such Claim; (ii) a maximum limitation on such Claim; (iii) the amount to be reserved in respect of such Claim in the Disputed Claims Reserve, or (iv) the amount of such Claim for voting purposes as determined by the Bankruptcy Court, in accordance with the Bankruptcy Code and Bankruptcy Rules. All of the aforementioned objection, estimation, and resolution procedures shall be cumulative and not exclusive of one another. Claims may be estimated and subsequently disallowed, reduced, compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

article 11

PROCEDURES FOR RESOLVING AND TREATING\DISPUTED CLAIMS

11.1	Claim Objection Deadline

Except for any deadlines established for objecting to Administrative Claims (including Fee Claims) under Article 4.1.2 of the Plan, as soon as practicable, but in no event later than one year after the Effective Date (the “Claim Objection Deadline”), unless extended by order of the Bankruptcy Court on motion, objections to Claims shall be filed with the Bankruptcy Court and served upon holders of each of the Claims to which objections are made.

11.2	Prosecution of Objections

On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections to claims may be made by the Reorganized Debtor.

11.3	Distributions Upon Allowance of Contested Claims Entitled to Payment in Full in One Payment

The Holder of a Claim entitled to payment in full on one specific payment date, which Claim is a Disputed Claim on such payment date, but which Claim subsequently becomes an Allowed Claim, shall receive payment of its Allowed Claim within thirty (30) Business Days following the date on which such Claim becomes a Allowed Claim pursuant to a Final Order.

11.4	Distributions Upon Allowance of Disputed Claims Entitled to Payment in Full in Installment Payments

The Holder of a Claim entitled to payment in installments, which Claim is a Disputed Claim on the initial or any later date the installment would otherwise be made, but which Claim subsequently becomes an Allowed Claim, shall receive the amount of any missed installments on the first date payments to other Holders of Claims in the same Class are scheduled to be made that arises after the date on which such Claim becomes an Allowed Claim by Final Order. If such Claim does not become an Allowed Claim until after all the other Claims in the Class have received their total Distributions as authorized under the Plan, then the holder thereof shall receive payment of its Allowed Claim within ten (10) Business Days following the date on which such Claim becomes an Allowed Claim pursuant to a Final Order.

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article 12

PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED

LEASES; REJECTION CLAIMS BAR DATE

12.1	Executory Contracts and Unexpired Leases

The Plan constitutes a motion by the Debtors to assume, as of the Confirmation Date, all Executory Contracts, which were not rejected prior to the Effective Date and/or that are not assumed herein. All insurance policies and indemnity agreements in which the Debtors or the Debtors’ property are insured and/or indemnified against loss (whether for potential liability or the costs of defense), which were not assigned are hereby assumed and assigned to the Reorganized Debtor.

12.2	Bar to Rejection Damages

If the rejection of an Executory Contract results in damages to the other party or parties to such Executory Contract, a Claim for such damages, if not heretofore evidenced by a filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Estates, their respective properties or their agents, successors or assigns, unless a Proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or Reorganized Debtor (as applicable) and their counsel on or before thirty (30) days after the Confirmation Date or such later date as may be ordered by the Bankruptcy Court with respect to such Claim.

article 13

RETENTION OF JURISDICTION

13.1	Scope of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, and to the extent permitted by applicable law, pursuant to §§ 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under and related to the Bankruptcy Cases or the Plan after Confirmation including, without limitation, jurisdiction to:

a.	hear and determine pending applications for the assumption or rejection of Executory Contracts and the allowance of Claims resulting therefrom;

b.	hear and determine any and all adversary proceedings, applications and contested matters, including any remands of appeals;

c.	ensure that Distributions to Holders of Allowed Claims are accomplished as provided herein;

d.	hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, estimation or payment of any Claim;

e.	enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

f.	enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate or enforce the Plan and the transactions contemplated thereunder;

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g.	consider any modification of the Plan pursuant to § 1127 of the Bankruptcy Code, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

h.	hear and determine all Fee Applications and Fee Claims;

i.	hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

j.	enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer and enforce injunctions provided for in the Plan and the Confirmation Order;

k.	recover all assets of the Debtors and property of the Estates, wherever located;

l.	hear and determine matters concerning state, local and federal taxes in accordance with §§ 346, 505 and 1146 of the Bankruptcy Code;

m.	hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan;

n.	hear and determine all Causes of Action, including, without limitation, M. Richard Marcus v. Oryon Technologies, Inc., Oryon Technologies, LLC, Thomas P. Schaeffer, Larry L. Sears, Richard K. Hoesterey, Clifton Kwang-Fu Shen, EFL Tech B.V., and EFL Holdings Tech, B.V., Adv. No. 14-03087 (“Removed Action”).

o.	hear and determine all actions to enforce the releases, exculpation and injunctive provisions in the Plan;

p.	to determine all matters and disputes arising out of, or relating to, the conduct of the Reorganized Debtor and/or the administration and operation of the Reorganized Debtor; and

q.	enter a Final Decree closing the Chapter 11 cases.

13.2	Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to the Chapter 11 case, including the matters set forth in Section 13.1 of the Plan, this Article 13 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 22

article 14

EFFECT OF CONFIRMATION OF THE PLAN

14.1	Discharge of Debtors

The rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims of any nature whatsoever against the Debtors and any of their property, and except, as otherwise provided herein, upon the Effective Date, the Debtors shall be deemed discharged and released to the extent permitted by § 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in §§ 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under § 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under § 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in § 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, or their property, to the extent it relates to a Claim discharged.

14.2	Binding Effect.

On and after the Effective Date, the provisions of this Plan shall bind all present and former Holders of Claims against, or Equity Interests in, the Debtors and such Holders’ successors and assigns, whether the Claim or Interest of such Holder is Impaired under the Plan and whether such Holder has filed a Proof of Claim or Proof of Interest or has accepted the Plan. The Confirmation Order shall survive and remain effective after entry of any order converting the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, and the terms and provisions of this Plan shall continue to be effective in this or any superseding case under the Bankruptcy Code.

14.3	Certain Activities Enjoined

Except as expressly provided herein, at all times on and after the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtors arising prior to the Effective Date, shall be enjoined from taking any of the following actions against or affecting the Debtors, their estate, or their property, with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

(1)      commencing, conducting or continuing in any manner, directly or indirectly any suit, action, or other proceeding of any kind against the Debtors, their estate, or their property, (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date which shall be deemed to be withdrawn or dismissed with prejudice);

(2)       enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order against the Debtors, their estate, or their property;

(3)       creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtors, their estate, or their property, except as otherwise provided in the Plan or the Mediation Settlement Agreement;

(4)       asserting any right of subrogation, or recoupment of any kind, directly or indirectly against any obligation due the Debtors, their estate, or their property; and

(5)       proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan.

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 23

article 15

SETTLEMENT, RELEASE, EXCULPATION AND INJUNCTIONS

15.1	Approval of the Plan B Settlement Agreement and the Mediation Settlement Agreement

The Debtors seek approval of the Plan B Settlement Agreement and the Mediation Settlement Agreement, including the releases of the parties thereto and their respective officers and directors as provided thereunder.

15.2	Exculpation

From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person (including, without limitation, any Holder of a Claim or Equity Interest) for any action taken, suffered or omitted to be taken in connection with or related to the Debtors, the Estate, or the Bankruptcy Cases, including, but not limited to, formulating, preparing, disseminating, implementing, confirming, consummating or administering (a) the Plan (including soliciting acceptances or rejections thereof), (b) the Disclosure Statement or any contract, instrument, release, or other agreement or document entered into or any action taken or omitted to be taken in connection with the Plan, and/or (c) any Distributions made pursuant to the Plan, except, in all cases, for acts or omissions constituting willful misconduct or gross negligence as determined by Final Order of a court of competent jurisdiction, and in all respects such parties shall be entitled to rely upon the advice of Professionals with respect to their duties and responsibilities under the Plan, and such reliance shall form an absolute defense to any Claim, cause of action or liability. Without limiting the generality of the foregoing, the Exculpated Parties shall be entitled to and granted the protections of § 1125(e) of the Bankruptcy Code, and nothing in the Article 14.4 shall limit the applicability of § 1125(e) of the Bankruptcy Code to any other Person.

article 16

MISCELLANEOUS PROVISIONS

16.1	Setoff and Other Rights

In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Reorganized Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of § 553 of the Bankruptcy Code, except as limited in the Plan or pursuant to the Plan B Settlement Agreement or the Mediation Settlement Agreement. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors of any Claim that the Debtors have against the holder of a Claim. No holder of a Claim (who has not asserted by timely filing a Proof of Claim asserting setoff or recoupment) may, on account of a pre-Effective Date Claim against the Debtors, setoff, offset, suspend, freeze, or recoup any amount from funds or other payments that such claimant may owe to the Debtors or the Estates, except as provided by the Plan or pursuant to the Plan B Settlement Agreement or the Mediation Settlement Agreement. The Confirmation Order shall include an injunction prohibiting any such setoff, offset, suspense, freeze, or recoupment.

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16.2	Injunctions

The Confirmation Order shall contain such injunctions as may be necessary and helpful to effectuate the Plan. Without limiting the generality of the foregoing, such injunctions shall include an absolute prohibition from collecting Claims in any manner other than as provided for in the Plan.

16.3	Lawsuits

On the Effective Date, all lawsuits, litigations, administrative actions, or other proceedings, judicial or administrative, in connection with the assertion of a Claim against the Debtor, shall be dismissed, except proofs of claim and/or objections thereto pending in the Bankruptcy Court. All parties to any action shall be enjoined by the Bankruptcy Court in the Confirmation Order from taking any action to impede the immediate and unconditional dismissal of such actions. All lawsuits, litigations, administrative actions, or other proceedings, judicial or administrative, in connection with the assertion(s) of a claim by the Debtors or any entity proceeding in the name of or for the benefit of the Debtor against a person shall remain in place only with respect to the claim(s) asserted by the Debtor or such other entity, and shall become property of the Reorganized Debtor to prosecute, settle, or dismiss, as the Reorganized Debtors sees fit, provided however that any and all lawsuits, litigation, administrative actions or other proceedings that comprise or relate to the Myant Claims, the Marcus Claims or the Removed Action shall be dismissed with prejudice as to all parties thereto on the Effective Date of the Plan.

16.4	Payment of Statutory Fees/U.S. Trustee Reports

All fees payable pursuant to § 1930 of title 28 of the United States Code shall be paid through the entry of a Final Decree in the applicable Bankruptcy Case. The Reorganized Debtor shall be responsible for paying any quarterly fees under § 1930 that accrue after the Effective Date. The Reorganized Debtor shall also file such quarterly reports for each Debtor that is still required to submit such a report in the applicable quarter to the U.S. Trustee, setting forth all receipts and disbursements of the Reorganized Debtor, as required by its guidelines.

16.5	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 cases, including the documents executed pursuant to the Plan.

16.6	Modification of Plan

The Debtors may propose modifications of the Plan in writing at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of §§ 1122 and 1123 of the Bankruptcy Code and (b) the Debtors shall have complied with § 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Debtors, provided that (i) the Plan, as modified, meets the requirements of §§ 1122 and 1123 of the Bankruptcy Code, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under § 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the modification does not materially and adversely change the treatment of the Claim of such Holder.

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16.7	Creditor Defaults

An act or omission by a creditor in contravention of a provision within this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtor seek to hold the defaulting party in contempt of the Confirmation Order. If such creditor is found to be in default under the Plan, such party shall pay the reasonable attorneys’ fees and costs of the Reorganized Debtor in pursuing such matter. Furthermore, upon the finding of such a default by a creditor, the Bankruptcy Court may (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Rule 70 of the Federal Rules of Civil Procedure, (b) may enforce the Plan by order of specific performance, (c) may award judgment against such defaulting creditor in favor of the Reorganized Debtor in an amount, including interest, to compensate the Reorganized Debtor for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan as confirmed.

16.8	Controlling Documents

To the extent the Plan is inconsistent with the Disclosure Statement, the terms of the Plan shall control. To the extent the Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control.

16.9	Integration

The Plan Documents, including the Plan B Settlement Agreement, are incorporated and are a part of the Plan as if set forth in full herein.

16.10	Severability

Should the Bankruptcy Court determine that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Debtors may modify the Plan in accordance with § 15.10 of the Plan so that such provision shall not be applicable to the Holder of any Claim or Equity Interest. Such a determination of unenforceability shall not (a) limit or affect the enforceability and operative effect of any other provision of the Plan, or (b) require the resolicitation of any acceptance or rejection of the Plan.

16.11	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtors:

Patricia Baron Tomasco

Jackson Walker L.L.P.

100 Congress Avenue, Suite 1100

Austin, Texas 78701

(512) 236-2276 (direct line)

(512) 691-4438 (direct fax)

ptomasco@jw.com

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 26

To the U.S. Trustee:

Nancy Resnick

Assistant U.S. Trustee

Office of the United States Trustee

1100 Commerce St. Room 976

Dallas, Texas 75242

(214) 767-1075 (telephone)

(214) 767-8971 (fax)

nancy.resnick@usdoj.gov

To EFL:

Vickie L. Driver

Coffin & Driver, PLLC

7557 Rambler Road, Suite 200

Dallas, Texas 75231

(214) 377-4848

(214) 377-4858 (fax)

vdriver @coffindriverlaw.com

Respectfully submitted,

JACKSON WALKER L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75201
(214) 953-6000 – Main Telephone
(214) 953-5822 – Main Facsimile
www.jw.com

By:	/s/ Patricia B. Tomasco
Patricia B. Tomasco
State Bar No. 01797600
(512) 236-2076 – Direct Phone
(512) 691-4438 – Direct Fax
Email address: ptomasco@jw.com

Bruce J. Ruzinsky
State Bar No. 17469425
(713) 752-4204 – Direct Telephone
(713) 308-4155 – Direct Facsimile
Email: bruzinsky@jw.com

Monica S. Blacker
State Bar No. 00796534
(214) 953-5824 – Direct Phone
(214) 661-6647 – Direct Fax
Email address: mblacker@jw.com

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 27

Matthew D. Cavenaugh
State Bar No. 24062656
(713) 752-4284 – Direct Telephone
(713) 308-4184 – Direct Facsimile
Email: mcavenaugh@jw.com

Jennifer F. Wertz
State Bar No. 24072822
(512) 236-2247 – Direct Phone
(512) 391-2147 – Direct Fax
Email address: jwertz@jw.com

COUNSEL FOR DEBTORS

Vickie L. Driver
State Bar No, 24026886
Courtney J. Hull
State Bar No. 24061297
Coffin & Driver, PLLC
7557 Rambler Road, Suite 200
Dallas, Texas 75231
(214) 377-4848
(214) 377-4858 (fax)
vdriver@coffindriverlaw.com
chull@coffindriverlaw.com

COUNSEL FOR EFL TECH, B.V.

PLAN PROPONENTS' MODIFIED FIRST AMENDED PLAN - Page 28

EXHIBIT A

See the Settlement Agreement attached as Exhibit 2.3 to this Current Report on Form 8-K.